EXHIBIT 99.1

NeuroMetrix Announces One-for-Six Reverse Stock Split

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on February 19, 2013

WALTHAM, Mass.- February 15, 2013-NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today announced the effectiveness of a one-for-six reverse stock split of its common stock. The reverse stock split, which was previously approved by the Company’s shareholders at a Special Meeting of Stockholders held on December 7, 2012, was approved by the Company’s Board of Directors on February 14, 2013.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. As a result of the reverse stock split, every six shares of the Company’s common stock issued and outstanding prior to the opening of trading on February 19, 2013 will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.

Trading of the Company’s common stock on the NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, February 19, 2013, under new CUSIP number 641255 302. Shares of the Company’s common stock will trade under the symbol “NUROD” for a period of 20 trading days, to designate that it is trading on a post-reverse split basis. The common shares will resume trading under the symbol “NURO” after that 20-day period. Immediately subsequent to the reverse stock split, there will be approximately 2,140,871 of the Company’s common shares issued and outstanding.

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as its exchange agent for the reverse split. AST will provide shareholders of record as of the effective date a letter of transmittal providing instructions for the exchange of their certificates. Shareholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

For more information regarding the Company’s reverse stock split, please refer to the proxy statement filed by the Company with the Securities and Exchange Commission on Schedule 14A on October 25, 2012.

About NeuroMetrix

NeuroMetrix is an innovative medical device company that develops and markets home use and point-of-care devices for the treatment and management of diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation, cause disabling chronic pain, and increase the risk of falling in the elderly. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company’s products are used by physicians and managed care organizations to optimize patient care and reduce healthcare costs. The company markets the NC-stat® DPNCheck™ device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. The company also markets the SENSUS™ Pain Management System for treating chronic pain, focusing on physicians managing patients with painful diabetic neuropathy. The company has additional therapeutic products in its pipeline. For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck and SENSUS, our ability to build a successful business focused on diabetic peripheral neuropathy, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com